VIRTUS OPPORTUNITIES TRUST
VIRTUS EMERGING MARKETS EQUITY INCOME FUND
VIRTUS ESSENTIAL RESOURCES FUND


INTERIM SUBADVISORY AGREEMENT


 January 13, 2016


Kleinwort Benson Investors International, Ltd.
3rd Floor, 2 Harbourmaster Place, IFSC
Dublin 1, Ireland

RE: Interim Subadvisory Agreement

Ladies and Gentlemen:

Virtus Opportunities Trust (the "Fund") is an open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder. The shares of the Fund are offered or may be offered in several series, including Virtus Emerging Markets Equity Income Fund and Virtus Essential Resources Fund (collectively, sometimes hereafter referred to as the "Series").

Virtus Investment Advisers, Inc. (the "Adviser") evaluates and recommends series advisers for the Series and is responsible for the day-to-day management of the Series.

1.	Employment as a Subadviser.  The Adviser, being duly
authorized, hereby employs Kleinwort Benson Investors International Ltd. (the "Subadviser") as a discretionary series adviser to invest and reinvest that discrete portion of the assets of the Series designated by the Adviser as set forth on Schedule F attached hereto (the "Designated Series") on the terms and conditions set forth herein.

2.	Acceptance of Employment; Standard of Performance.  The
Subadviser accepts its employment as a discretionary series adviser of the Designated Series and agrees to use its best professional judgment to make investment decisions for the Designated Series in accordance with the provisions of this Agreement and as set forth in Schedule D attached hereto and made a part hereof.

3.	Services of Subadviser.  In providing management services
to the Designated Series, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the Designated Series and as set forth in the Fund's then current prospectus ("Prospectus") and statement of additional information ("Statement of Additional Information") filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's
Registration Statement, as may be periodically amended and provided to the Subadviser by the Adviser, and to the investment restrictions set forth in the Act and the Rules thereunder, to the supervision and control of the Trustees of the Fund (the "Trustees"), and to instructions from the Adviser. The Subadviser shall not, without the Fund's prior written approval, effect any transactions that would cause the Designated Series at the time of the transaction to be out of compliance with any of such restrictions or policies.

4.	Transaction Procedures.  All series transactions for the
Designated Series shall be consummated by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Series. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadviser shall advise the Custodian and confirm in writing to the Fund all investment orders for the Designated Series placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as amended from time to time).
The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5.	Allocation of Brokerage.  The Subadviser shall have
authority and discretion to select brokers and dealers to execute Designated Series transactions initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

A. In placing orders for the sale and purchase of Designated Series securities for the Fund, the Subadviser's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser's overall responsibilities with respect to its clients, including the Fund, as to which the Subadviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

B. The Subadviser may manage other portfolios and expects that the Fund and other portfolios the Subadviser manages will, from time to time, purchase or sell the same securities. The Subadviser may aggregate orders for the purchase or sale of securities on behalf of the Designated Series with orders on behalf of other portfolios the Subadviser manages. Securities purchased or proceeds of securities sold through aggregated orders, as well as expenses incurred in the transaction, shall be allocated to the account of each portfolio managed by the Subadviser that bought or sold such securities in a manner considered by the Subadviser to be equitable and consistent with the Subadviser's fiduciary obligations in respect of the Designated Series and to such other accounts.

C. The Subadviser shall not execute any Series transactions for the Designated Series with a broker or dealer that is (i) an "affiliated person" (as defined in the Act) of the Fund, the Subadviser, any subadviser to any other Series of the Fund, or the Adviser; (ii) a principal underwriter of the Fund's shares; or (iii) an affiliated person of such an affiliated person or principal underwriter; in each case, unless such transactions are permitted by applicable law or regulation and carried out in compliance with any applicable policies and procedures of the Fund. The
Fund shall provide the Subadviser with a list of brokers and dealers that are "affiliated persons" of the Fund or the Adviser, and applicable policies and procedures.

D. Consistent with its fiduciary obligations to the Fund in respect of the Designated Series and the requirements of best price and execution, the Subadviser may, under certain circumstances, arrange to have purchase and sale transactions effected directly between the Designated Series and another account managed by the Subadviser ("cross transactions"), provided that such transactions are carried out in accordance with applicable law or regulation and any applicable policies and procedures of the Fund. The Fund shall provide the Subadviser with applicable policies and procedures.

6.	Proxies.

A. Unless the Adviser or the Fund gives the Subadviser written instructions to the contrary, the Subadviser, or a third party designee acting under the authority and supervision of the Subadviser, shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets of the Designated Series. Unless the Adviser or the Fund gives the Subadviser written instructions to the contrary, the Subadviser will, in compliance with the proxy voting procedures of the Designated Series then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Designated Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Subadviser all proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by Rule 30b1-4 under the Act.

B. The Subadviser is authorized to deal with reorganizations, exchange offers and other voluntary corporate actions with respect to securities held in the Series in such manner as the Subadviser deems advisable, unless the Fund or the Adviser otherwise specifically directs in writing. With the Adviser's approval, the Subadviser shall also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Series, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Subadviser deems appropriate to preserve or enhance the value of the Series, including filing proofs of claim and related documents and serving as "lead plaintiff" in class action lawsuits;
(iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Subadviser deems to be in the best interest of the Series or required by applicable law, including ERISA, and (iv) employ suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Series.

7.	Prohibited Conduct.  In providing the services described in
this Agreement, the Subadviser's responsibility regarding investment advice hereunder is limited to the Designated
Series, and the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to the Fund or any other investment company sponsored by Virtus Investment Partners, Inc. regarding transactions for the Fund in securities or other assets.
The Fund shall provide the Subadviser with a list of investment companies sponsored by Virtus Investment
Partners, Inc. and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

8.	Information and Reports.

A. The Subadviser shall keep the Fund and the Adviser informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Designated
Series. In this regard, the Subadviser shall provide the Fund, the Adviser and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Adviser may from time to time reasonably request. In addition, prior to each meeting of the Trustees, the Subadviser shall provide the Adviser and the Trustees with reports regarding the Subadviser's management of the Designated Series during the most recently completed quarter, which reports: (i) shall include Subadviser's representation that its performance of its investment management duties hereunder is in compliance with the Fund's investment objectives and practices, the Act and applicable rules and regulations under the Act, and the diversification and minimum "good income" requirements of Subchapter M under the Internal Revenue Code of 1986, as amended, and (ii) otherwise shall be in such form as may be mutually agreed upon by the Subadviser and the Adviser.

B. Each of the Adviser and the Subadviser shall provide the other party with a list, to the best of the Adviser's or the Subadviser's respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Subadviser, as the case may be, and each of the Adviser and Subadviser agrees promptly to update such list whenever the Adviser or the Subadviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

C. The Subadviser shall also provide the Adviser with any information reasonably requested by the Adviser regarding its management of the Designated Series required for any shareholder report, amended registration statement, or Prospectus supplement to be filed by the Fund with the SEC.

9.	Fees for Services.  The compensation of the Subadviser for
its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached
Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

10.	Limitation of Liability.  Except as otherwise stated
in this Agreement, the Subadviser shall not be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund, provided, however, that such acts or omissions shall not have constituted a material breach of the investment objectives, policies and restrictions applicable to the Designated Series as defined in the Prospectus and Statement of Additional Information , or a material breach of any laws, rules, regulations or orders applicable to the Designated Series, and that such acts or omissions shall not have resulted from the Subadviser's willful misfeasance, bad faith or gross negligence, or reckless disregard of its obligations and duties hereunder.

11.	Confidentiality.  Subject to the duty of the
Subadviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Designated
Series and the actions of the Subadviser and the Fund in respect thereof. Notwithstanding the foregoing, the Fund and the Adviser agree that the Subadviser may (i) disclose in marketing materials and similar communications that the Subadviser has been engaged to manage assets of the Designated Series pursuant to this Agreement, and (ii) include performance statistics regarding the Series in composite performance statistics regarding one or more groups of Subadviser's clients published or included in any of the foregoing communications, provided that the Subadviser does not identify any performance statistics as relating specifically to the Series.

12.	Assignment.  This Agreement shall terminate
automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Subadviser shall notify the Fund and the Adviser in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in
Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser.

13.	Representations, Warranties and Agreements

A. The Subadviser represents, warrants and agrees that:

1. It is registered as an "investment adviser" under the Investment Advisers Act of 1940, as amended
("Advisers Act").
2. It will maintain, keep current and preserve such records on behalf of the Fund, in the manner required or permitted by the Act and the Rules thereunder as are required of an investment adviser of a registered investment company (to the extent applicable). The Subadviser agrees that such records are the property of the Fund, and shall be surrendered to the Fund or to the Adviser as agent of the Fund promptly upon request of either. The Fund acknowledges that Subadviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.
3. It shall maintain a written code of ethics (the
"Code of Ethics") complying with the requirements of Rule 204A-1 under the Advisers Act and Rule
17j-l under the Act and shall provide the Fund and the Adviser with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access
Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Fund and to the Adviser that the Subadviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), or that any persons covered under its Code of Ethics has divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if such a violation has occurred or the code of ethics of the Fund, or if such a violation of its Code of Ethics has occurred, that appropriate action was taken in response to such violation.
Annually, the Subadviser shall furnish to the Fund and the Adviser a written report which complies with the requirements of Rule 17j-1 concerning the Subadviser's Code of Ethics. The
Subadviser shall permit the Fund and the Adviser to examine the reports required to be made by the Subadviser under Rules 204A-1(b) and 17j-l(d)(1) and this subparagraph.

4. It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, written policies and procedures reasonably designed to prevent violation, by it and its supervised persons, of the Advisers Act and the rules that the SEC has adopted under the Advisers Act. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of Subadviser's compliance policies by the Adviser) that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the Act.
The Subadviser has provided the Fund with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Fund and/or the Adviser. The Subadviser agrees to cooperate with periodic reviews by the Fund's and/or the Adviser's compliance personnel of the Subadviser's policies and procedures, their operation and implementation and other compliance matters and to provide to the Fund and/or the Adviser from time to time such additional information and certifications in respect of the Subadviser's policies and procedures, compliance by the Subadviser with federal securities laws and related matters as the Fund's and/or the Adviser's compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Adviser of any compliance violations which affect the Designated Series.

5. The Subadviser will immediately notify the Fund and the Adviser of the occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9 of the Act or otherwise.
The Subadviser will also immediately notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Designated Series.

B. The Fund represents, warrants and agrees that:

1. the Fund is a statutory trust established pursuant to the laws of State of Delaware;
2. the Fund is duly registered as an investment company under the 1940 Act;
3. the execution, delivery and performance of this Agreement are within the Fund's powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the 1940 Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Fund;
4. no consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and
5. this Agreement constitutes a legal, valid and binding obligation enforceable against the Fund in accordance with its terms.
C. The Adviser represents, warrants and agrees that:
1. The Adviser is a corporation duly established, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;
2. Adviser is duly registered as an "investment adviser" under the Advisers Act;
3. Adviser has been duly appointed by the Trustees and shareholders of the Fund to provide investment services to the Fund as contemplated by the advisory contract;
4. the execution, delivery and performance of this Agreement are within Adviser's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Adviser;
5. no consent of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and
6. this Agreement constitutes a legal, valid and binding obligation enforceable against Adviser.

14.	No Personal Liability.  Reference is hereby made to
the Declaration of Trust establishing the Fund, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed.
The name "Virtus Opportunities Trust" refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the trust estate under said Declaration of Trust is liable.
Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

15.	Entire Agreement; Amendment. This Agreement, together
with the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement. This Agreement may be amended at any time, but only by written agreement among the Subadviser, the Adviser and the Fund, which amendment, other than amendments to Schedules A, B, D, E and F, is subject to the approval of the Trustees and the shareholders of the Series as and to the extent required by the Act, subject to any applicable orders of exemption issued by the SEC.

16.	Effective Date; Term.  This Agreement shall become
effective on the date set forth on the first page of this Agreement, and shall continue in effect for up to 150 days or until a new subadvisory agreement between the Adviser and the Subadviser with respect to the Series is approved by the Fund's shareholders at a meeting called for such purpose, whichever is earlier.

17.	Termination.  This Agreement may be terminated at any
time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the Act), upon 30 days' prior written notice to the Adviser and the Subadviser, (ii) by the Subadviser upon 30 days' prior written notice to the Adviser and the Fund, or (iii) by the Adviser upon 30 days' written notice to the Subadviser. This Agreement may also be terminated, without the payment of any penalty, by the Adviser or the Board immediately upon the material breach by the Subadviser of this Agreement or by the Subadviser immediately upon the material breach by the Adviser of this Agreement. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment, as such term is defined in and interpreted under the terms of the Act and the rules promulgated thereunder. Provisions of this Agreement relating to indemnification shall survive any termination of this Agreement.

18.	Applicable Law.  To the extent that state law is not
preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

19.	Severability.  If any term or condition of this
Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

20.	Notices.  Any notice or other communication required
to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a) To Virtus or the Fund at:

Virtus Investment Advisers, Inc.
 100 Pearl Street
 Hartford, Connecticut 06103
 Attn:  Kevin J. Carr
 Telephone:  (860) 263-4791
 Facsimile:  (860) 241-1024
 E-mail:  kevin.carr@virtus.com

(b) To the Subadviser at:

       Kleinwort Benson Investors International Ltd.
  One Boston Place
      201 Washington Street
   Boston, MA 02108
      Attn: Geoff Blake, Director - Head of Business
Development
 Telephone:  1 617 621 7140
  Cell Phone:  +1 917 455 5215
  E-mail:  Geoff.Blake@KBInvestors.US


21.	Certifications. The Subadviser hereby warrants and
represents that it will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR and Form N-Q as required under the Sarbanes-Oxley Act of 2002 to the extent that such reporting and certifications relate to the Subadviser's duties and responsibilities under this Agreement. Subadviser shall provide a quarterly certification in a form substantially similar to that attached as Schedule E.

22.	Indemnification.  The Subadviser shall indemnify and
hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney's fees and other related expenses) (collectively, "Losses") arising from the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Subadviser's obligation under this Paragraph shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to (i) any breach by the Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Subadviser or the Trust, or the omission of such information, by the Adviser for use therein.

The Adviser shall indemnify and hold harmless the Subadviser from and against any and all Losses arising from the Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Adviser's obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Subadviser, is caused by or is otherwise directly related to (i) any breach by the Subadviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Subadviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Subadviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust, or the omission of such information, by the Subadviser for use therein.

A party seeking indemnification hereunder (the "Indemnified
Party") will (i) provide prompt notice to the other of any claim ("Claim") for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The
Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

No party will be liable to another party for consequential damages under any provision of this Agreement.

23.	Relationship of Parties. By virtue of this Agreement,
the Adviser, the Fund and Subadviser are not partners or joint venturers with each other and nothing in this
Agreement shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. Subadviser shall perform its duties under this Agreement as an independent contractor and not as an agent of the Fund, the Trustees or the Adviser.
24.	Receipt of Disclosure Document.  The Fund and the
Adviser acknowledge receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part II of the Subadviser's Form ADV containing certain information concerning the Subadviser and the nature of its business.
25.	Counterparts; Fax Signatures.  This Agreement may be
executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]



                                    VIRTUS OPPORTUNITIES TRUST


                                    By: /s/ W. Patrick Bradley
                                         Name:  W. Patrick Bradley
Title: Vice President, Chief
Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.


                                    By: /s/ Francis G. Waltman
                                         Name:  Francis G. Waltman
                                         Title:    Executive Vice
President


ACCEPTED:

KLEINWORT BENSON INVESTORS INTERNATIONAL LTD.


By:   /s/ Derval Murray
      Name:  Derval Murray
      Title:  Chief Compliance Officer


By:   /s/ Geoff Blake
      Name:  Geoff Blake
      Title:  Director



SCHEDULES: A. Operational Procedures
                  B. Record Keeping Requirements
                  C. Fee Schedule
                  D. Subadviser Functions
                  E. Form of Sub-Certification
                  F. Designated Series



SCHEDULE A

 OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied by Subadviser to The
Bank of New York Mellon (the "Custodian") and BNY Mellon
Investment Servicing (US) Inc., (the "Sub-Accounting Agent") for the Fund.

The Subadviser must furnish the Custodian and the Sub-Accounting Agent with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5:00 p.m. (Eastern Time) on the day of the trade each day the Fund is open for business. When necessary, trade information for executed trades can be sent to the Sub-Accounting Agent on trade date +1 by 11:00 a.m. (Subadviser will be responsible for reimbursement to the Fund for any loss caused by the Subadviser's failure to comply.) The necessary information can be sent via facsimile machine or electronic delivery to the Custodian and by facsimile machine or batch files to the Sub-Accounting Agent. Information provided to the Custodian and the Sub-Accounting Agent shall include the following:

      1. Purchase or sale;
      2. Security name;
      3. CUSIP number, ISIN or Sedols (as applicable);
      4. Number of shares and sales price per share or aggregate principal amount;
      5. Executing broker;
      6. Settlement agent;
      7. Trade date;
      8. Settlement date;
      9. Aggregate commission or if a net trade;
10. Interest purchased or sold from interest bearing security;
      11. Other fees;
      12. Net proceeds of the transaction;
      13. Exchange where trade was executed;
      14. Identified tax lot (if applicable); and
      15. Trade commission reason: best execution, soft dollar or research.

When opening accounts with brokers for, and in the name of, the Fund, the account must be a cash account. No margin accounts are to be maintained in the name of the Fund. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report via access to the Custodian website, or by email or by facsimile and the Sub-Accounting Agent will provide a five day cash projection. This will normally be done by email or, if email is unavailable, by another form of immediate written communication, so that the Subadviser will know the amount available for investment purposes.





SCHEDULE B

 RECORDS TO BE MAINTAINED BY THE SUBADVISER

1. (Rule 31a-1(b)(5) and (6)) A record of each brokerage order, and all other series purchases and sales, given by the Subadviser on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

      A. The name of the broker;
B. The terms and conditions of the order and of any modifications or cancellations thereof;
      C. The time of entry or cancellation;
      D. The price at which executed;
      E. The time of receipt of a report of execution; and
      F. The name of the person who placed the order on behalf of the Fund.

2. (Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of series securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

      A. Shall include the consideration given to:
(i) The sale of shares of the Fund by brokers or dealers.
(ii) The supplying of services or benefits by brokers or dealers to:
                  (a) The Fund,
                  (b) The Adviser,
                  (c) The Subadviser, and
                  (d) Any person other than the foregoing.
(iii) Any other consideration other than the technical qualifications of the brokers and dealers as such.
B. Shall show the nature of the services or benefits made available.
C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.
D. Shall show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (Rule 31a-1(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where a committee or group makes an authorization, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization.*

4. (Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Advisers
Act, to the extent such records are necessary or appropriate to record the Subadviser's transactions for the Fund.

5. Records as necessary under Board approved Virtus Mutual Funds policies and procedures, including without limitation those related to valuation determinations.






SCHEDULE C

 SUBADVISORY FEE


      (a) For services provided to the Fund, the Adviser will pay to the Subadviser a fee, payable monthly in arrears, at the annual rate stated below. The fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

      (b)

               Name of Series
Proposed Subadvisory Fee to be Paid by VIA to
Kleinwort Benson Investors International Ltd.
Virtus Essential Resources Fund
50% of the net advisory fee payable to the adviser
Virtus Emerging Markets Equity Income Fund
50% of the net advisory fee payable to the adviser

       For this purpose, the "net advisory fee" means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers. In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount. However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.





SCHEDULE D

 SUBADVISER FUNCTIONS

      With respect to managing the investment and reinvestment of the Designated Series' assets, the Subadviser shall provide, at its own expense:

(a) An investment program for the Designated Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and the Adviser in paragraph 3 of this Subadvisory Agreement and implementation of that program;

(b) Periodic reports, on at least a quarterly basis, in form and substance acceptable to the Adviser, with respect to: i) compliance with the Code of Ethics and the Fund's code of ethics; ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of Designated Series assets in accordance with the then prevailing
Prospectus and Statement of Additional Information pertaining to the Designated Series and governing laws, regulations, rules and orders; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Designated Series' limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; and
vi) the implementation of the Designated Series' investment program, including, without limitation, analysis of Designated Series performance;

(c) Promptly after filing with the SEC an amendment to its Form ADV, a copy of such amendment to the Adviser and the Trustees;

(d) Attendance by appropriate representatives of the Subadviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees; and

(e) Notice to the Trustees and the Adviser of the occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(f) Provide reasonable assistance in the valuation of securities including the participation of appropriate representatives at fair valuation committee meetings.






SCHEDULE E

FORM OF SUB-CERTIFICATION

To:
Re: Subadviser's Form N-CSR and Form N-Q Certification for the [Name of Designated Series].
From: [Name of Subadviser]
Representations in support of Investment Company Act Rule
30a-2 certifications of Form N-CSR and Form N-Q.
 [Name of Designated Series].
In connection with your certification responsibility under
Rule 30a-2 and Sections 302 and 906 of the Sarbanes-Oxley
Act of 2002, I have reviewed the following information
presented in the schedule of investments for the period
ended [Date of Reporting Period]  (the "Report") which
forms part of the N-CSR or N-Q, as applicable, for the
Fund.
Schedule of Investments
Our organization has designed, implemented and maintained
internal controls and procedures, designed for the purpose of ensuring the accuracy and completeness of relevant portfolio trade data transmitted to those responsible for the preparation of the Schedule of Investments. As of the date of this certification there have been no material modifications to these internal controls and procedures.
In addition, our organization has:
a.	Designed such internal controls and procedures to ensure
that material information is made known to the appropriate
groups responsible for servicing the above-mentioned mutual
fund.
b.	Evaluated the effectiveness of our internal controls and
procedures, as of a date within 90 days prior to the date
of this certification and we have concluded that such
controls and procedures are effective.
c.	In addition, to the best of my knowledge, there has been no
fraud, whether or not material, that involves our
organization's management or other employees who have a
significant role in our organization's control and
procedures as they relate to our duties as subadviser to
the Designated Series.
I have read the draft of the Report which I understand to be current as of [Date of Reporting Period] and based on my knowledge, such draft of the Report does not, with respect to the Designated Series, contain any untrue statement of a
material fact or omit to state a material fact necessary to make the information contained therein, in light of the circumstances under which such information is presented, not misleading with respect to the period covered by such draft Report.
I have disclosed, based on my most recent evaluation, to the Designated Series' Chief Accounting Officer:
a.	All significant changes, deficiencies and material
weakness, if any, in the design or operation of the
Subadviser's internal controls and procedures which could
adversely affect the Registrant's ability to record,
process, summarize and report financial data with respect
to the Designated Series in a timely fashion;
b.	Any fraud, whether or not material, that involves the
Subadviser's management or other employees who have a
significant role in the Subadviser's internal controls and procedures for financial reporting.
I certify that to the best of my knowledge:
a.	The Subadviser's Portfolio Manager(s) has/have complied
with the restrictions and reporting requirements of the
Code of Ethics (the "Code"). The term Portfolio Manager is
as defined in the Code.
b.	The Subadviser has complied with the Prospectus and
Statement of Additional Information of the Designated
Series and the Policies and Procedures of the Designated
Series as adopted by the Designated Series Board of
Trustees.
c.	I have no knowledge of any compliance violations except as
disclosed in writing to the Virtus Compliance Department by
me or by the Subadviser's compliance administrator.
d.	The Subadviser has complied with the rules and regulations
of the 33 Act and 40 Act, and such other regulations as may
apply to the extent those rules and regulations pertain to
the responsibilities of the Subadviser with respect to the Designated Series as outlined above.
e.	Since the submission of our most recent certification there
have not been any divestments of securities of issuers that conduct or have direct investments in business operations in Sudan.
This certification relates solely to the Designated Series named above and may not be relied upon by any other fund or entity.
The Subadviser does not maintain the official books and records of the above Designated Series. The Subadviser's records are based on its own portfolio management system, a record-keeping system that is not intended to serve as the Designated Series official accounting system. The Subadviser is not responsible for the preparation of the Report.

_______________________________  __________________________
[Name of Subadviser]     Date
[Name of Authorized Signer]
[Title of Authorized Signer]





SCHEDULE F

DESIGNATED SERIES

Virtus Essential Resources Fund
Virtus Emerging Markets Equity Income Fund




*Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold) or any internal reports or subadviser review.